Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Second Quarter Ended June 30, 2022 and Cash Dividend

MECHANICSBURG, PENNSYLVANIA — August 4, 2022 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2022, and the declaration of a cash dividend.

For the second quarter ended June 30, 2022, revenue increased 1.3% to $1,584.7 million, compared to $1,564.0 million for the same quarter, prior year. Income from operations was $121.0 million for the second quarter ended June 30, 2022, compared to $284.0 million for the same quarter, prior year. For the second quarter ended June 30, 2022, income from operations included $15.1 million of other operating income related to the recognition of payments received under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) Public Health and Social Services Emergency Fund, also referred to as the Provider Relief Fund, compared to $98.0 million for the same quarter, prior year. Net income was $66.3 million for the second quarter ended June 30, 2022, compared to $196.2 million for the same quarter, prior year. Adjusted EBITDA was $181.0 million for the second quarter ended June 30, 2022, compared to $342.0 million for the same quarter, prior year. Earnings per common share was $0.43 for the second quarter ended June 30, 2022, compared to $1.22 for the same quarter, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

For the six months ended June 30, 2022, revenue increased 2.4% to $3,184.3 million, compared to $3,110.5 million for the same period, prior year. Income from operations was $225.0 million for the six months ended June 30, 2022, compared to $486.0 million for the same period, prior year. For the six months ended June 30, 2022, income from operations included $15.1 million of other operating income related to the recognition of payments received under the Provider Relief Fund, compared to $114.1 million for the same period, prior year. Net income was $122.2 million for the six months ended June 30, 2022, compared to $333.4 million for the same period, prior year. Adjusted EBITDA was $344.8 million for the six months ended June 30, 2022, compared to $600.4 million for the same period, prior year. Earnings per common share was $0.79 for the six months ended June 30, 2022, compared to $2.04 for the same period, prior year. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table IX of this release.

In addition to providing key statistics in tables VII and VIII of this release for both the second quarters and six months ended June 30, 2022 and 2021, Select Medical also provided statistics for the comparable period in 2019. Select Medical believes this additional data provides insight into how it has performed in comparison to the year prior to the widespread emergence of the coronavirus disease 2019 (“COVID-19”) in the United States. The effects of the COVID-19 pandemic, including the duration and extent of disruption on our operations, continues to create uncertainties about Select Medical’s future operating results and financial condition. Please refer to the risk factors in Item 1A and the section titled “Effects of the COVID-19 Pandemic on our Results of Operations” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2021, for further discussion.

Company Overview

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. Select Medical’s reportable segments include the critical illness recovery hospital segment, the rehabilitation hospital segment, the outpatient rehabilitation segment, and the Concentra segment. As of June 30, 2022, Select Medical operated 105 critical illness recovery hospitals in 28 states, 31 rehabilitation hospitals in 12 states, and 1,920 outpatient rehabilitation clinics in 38 states and the District of Columbia. Concentra operated 518 occupational health centers in 41 states. At June 30, 2022, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Critical Illness Recovery Hospital Segment

For the second quarter ended June 30, 2022, revenue for the critical illness recovery hospital segment increased to $545.9 million, compared to $544.1 million for the same quarter, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $20.0 million for the second quarter ended June 30, 2022, compared to $72.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 3.7% for the second quarter ended June 30, 2022, compared to 13.4% for the same quarter, prior year. Certain critical illness recovery hospital key statistics are presented in table VII of this release for the second quarters ended June 30, 2022 and 2021.

For the six months ended June 30, 2022, revenue for the critical illness recovery hospital segment increased to $1,147.7 million, compared to $1,138.9 million for the same period, prior year. Adjusted EBITDA for the critical illness recovery hospital segment was $56.0 million for the six months ended June 30, 2022, compared to $186.2 million for the same period, prior year. For the six months ended June 30, 2021, Adjusted EBITDA included $17.9 million of other operating income related to the outcome of litigation with the Centers for Medicare & Medicaid Services. The Adjusted EBITDA margin for the critical illness recovery hospital segment was 4.9% for the six months ended June 30, 2022, compared to 16.3% for the same period, prior year. Certain critical illness recovery hospital key statistics are presented in table VIII of this release for the six months ended June 30, 2022 and 2021.

Rehabilitation Hospital Segment

For the second quarter ended June 30, 2022, revenue for the rehabilitation hospital segment increased 7.6% to $228.9 million, compared to $212.7 million for the same quarter, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $49.8 million for the second quarter ended June 30, 2022, compared to $50.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 21.8% for the second quarter ended June 30, 2022, compared to 23.9% for the same quarter, prior year. Certain rehabilitation hospital key statistics are presented in table VII of this release for the second quarters ended June 30, 2022 and 2021.

For the six months ended June 30, 2022, revenue for the rehabilitation hospital segment increased 6.9% to $449.5 million, compared to $420.5 million for the same period, prior year. Adjusted EBITDA for the rehabilitation hospital segment was $92.2 million for the six months ended June 30, 2022, compared to $101.3 million for the same period, prior year. The Adjusted EBITDA margin for the rehabilitation hospital segment was 20.5% for the six months ended June 30, 2022, compared to 24.1% for the same period, prior year. Certain rehabilitation hospital key statistics are presented in table VIII of this release for the six months ended June 30, 2022 and 2021.

Outpatient Rehabilitation Segment

For the second quarter ended June 30, 2022, revenue for the outpatient rehabilitation segment increased 2.4% to $287.3 million, compared to $280.4 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $33.6 million for the second quarter ended June 30, 2022, compared to $45.6 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 11.7% for the second quarter ended June 30, 2022, compared to 16.3% for the same quarter, prior year. Certain outpatient rehabilitation key statistics are presented in table VII of this release for the second quarters ended June 30, 2022 and 2021.

For the six months ended June 30, 2022, revenue for the outpatient rehabilitation segment increased 5.0% to $559.2 million, compared to $532.4 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment was $60.2 million for the six months ended June 30, 2022, compared to $72.0 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 10.8% for the six months ended June 30, 2022, compared to 13.5% for the same period, prior year. Certain outpatient rehabilitation key statistics are presented in table VIII of this release for the six months ended June 30, 2022 and 2021.

Concentra Segment

For the second quarter ended June 30, 2022, revenue for the Concentra segment was $441.4 million, compared to $456.4 million for the same quarter, prior year. Adjusted EBITDA for the Concentra segment was $92.6 million for the second quarter ended June 30, 2022, compared to $137.1 million for the same quarter, prior year. For the second quarter ended June 30, 2021, Adjusted EBITDA included $32.3 million of other operating income related to the recognition of payments received under the Provider Relief Fund. The Adjusted EBITDA margin for the Concentra segment was 21.0% for the second quarter ended June 30, 2022, compared to 30.0% for the same quarter, prior year. Certain Concentra key statistics are presented in table VII of this release for the second quarters ended June 30, 2022 and 2021.

For the six months ended June 30, 2022, revenue for the Concentra segment was $864.8 million, compared to $879.2 million for the same period, prior year. Adjusted EBITDA for the Concentra segment was $182.1 million for the six months ended June 30, 2022, compared to $219.1 million for the same period, prior year. For the six months ended June 30, 2021, Adjusted EBITDA included $32.3 million of other operating income related to the recognition of payments received under the Provider Relief Fund. The Adjusted EBITDA margin for the Concentra segment was 21.1% for the six months ended June 30, 2022, compared to 24.9% for the same period, prior year. Certain Concentra key statistics are presented in table VIII of this release for the six months ended June 30, 2022 and 2021.

Dividend

On August 2, 2022, Select Medical’s board of directors declared a cash dividend of $0.125 per share. The dividend will be payable on or about September 2, 2022, to stockholders of record as of the close of business on August 16, 2022.

There is no assurance that future dividends will be declared. The declaration and payment of dividends in the future are at the discretion of Select Medical’s board of directors after taking into account various factors, including, but not limited to, Select Medical’s financial condition, operating results, available cash and current and anticipated cash needs, the terms of Select Medical’s indebtedness, and other factors Select Medical’s board of directors may deem to be relevant.

Stock Repurchase Program

The board of directors of Select Medical has authorized a common stock repurchase program to repurchase up to $1.0 billion worth of shares of its common stock. The common stock repurchase program will remain in effect until December 31, 2023, unless further extended or earlier terminated by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. Select Medical funds this program with cash on hand and borrowings under its revolving credit facility.

During the six months ended June 30, 2022, Select Medical repurchased 7,567,433 shares at a cost of approximately $177.6 million, or $23.47 per share, which includes transaction costs. Since the inception of the common stock repurchase program through June 30, 2022, Select Medical has repurchased 47,919,061 shares at a cost of approximately $592.8 million, or $12.37 per share, which includes transaction costs.

Business Outlook for Revenue

Select Medical reaffirms its 2022 business outlook for revenue, which was provided most recently in its May 5, 2022, press release. Select Medical continues to expect consolidated revenue to be in the range of $6.25 billion to $6.40 billion for the full year of 2022. Select Medical is also reaffirming its previously issued three-year compound annual growth rate target for revenue only, which is expected to be in the range of 4% to 6% for 2021 through 2023.

Select Medical intends to address its business outlook and target compound annual growth rates for Adjusted EBITDA and earnings per common share when the labor climate stabilizes.

Conference Call

Select Medical will host a conference call regarding its second quarter results, as well as its business outlook for revenue and the impact of the COVID-19 pandemic on each of its reportable segments, on Friday, August 5, 2022, at 9:00am ET. The conference call will be a live webcast and can be accessed at Select Medical Holding Corporation’s website at www.selectmedicalholdings.com. A replay of the webcast will be available shortly after the call through the same link.

For listeners wishing to dial-in via telephone, or participate in the question and answer session, you may pre-register for the call at Select Medical Earnings Call Registration to obtain your dial-in number and unique passcode.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), including statements related to Select Medical’s 2022 and long-term business outlook. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•	developments related to the COVID-19 pandemic including, but not limited to, the duration and severity of the pandemic, additional measures taken by government authorities and the private sector to limit the spread of COVID-19, and further legislative and regulatory actions which impact healthcare providers, including actions that may impact the Medicare program;

•	changes in government reimbursement for our services and/or new payment policies may result in a reduction in revenue, an increase in costs, and a reduction in profitability;

•	the failure of our Medicare-certified long term care hospitals or inpatient rehabilitation facilities to maintain their Medicare certifications may cause our revenue and profitability to decline;

•	the failure of our Medicare-certified long term care hospitals and inpatient rehabilitation facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our revenue and profitability to decline;

•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•	our plans and expectations related to our acquisitions and our ability to realize anticipated synergies;

•	private third-party payors for our services may adopt payment policies that could limit our future revenue and profitability;

•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our revenue and profitability;

•	shortages in qualified nurses, therapists, physicians, or other licensed providers, or the inability to attract or retain healthcare professionals due to the heightened risk of infection related to the COVID-19 pandemic, could increase our operating costs significantly or limit our ability to staff our facilities;

•	competition may limit our ability to grow and result in a decrease in our revenue and profitability;

•	the loss of key members of our management team could significantly disrupt our operations;

•	the effect of claims asserted against us could subject us to substantial uninsured liabilities;

•	a security breach of our or our third-party vendors’ information technology systems may subject us to potential legal and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 or the Health Information Technology for Economic and Clinical Health Act; and

•	other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of the quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2021.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I. Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

	2021	2022	% Change
Revenue	$1,564,020	$1,584,741	1.3%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	1,291,448	1,390,550	7.7
General and administrative	35,737	37,268	4.3
Depreciation and amortization	50,954	51,081	0.2
Total costs and expenses	1,378,139	1,478,899	7.3
Other operating income	98,087	15,125	N/M
Income from operations	283,968	120,967	(57.4)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	11,809	6,167	(47.8)
Interest expense	(33,888)	(41,052)	21.1
Income before income taxes	261,889	86,082	(67.1)
Income tax expense	65,681	19,820	(69.8)
Net income	196,208	66,262	(66.2)
Less: Net income attributable to non-controlling interests	31,314	11,055	(64.7)
Net income attributable to Select Medical	$164,894	$55,207	(66.5)%
Basic and diluted earnings per common share:(1)	$1.22	$0.43

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

II. Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

	2021	2022	% Change
Revenue	$3,110,483	$3,184,288	2.4%
Costs and expenses:
Cost of services, exclusive of depreciation and amortization	2,584,897	2,797,560	8.2
General and administrative	71,140	74,781	5.1
Depreciation and amortization	100,574	102,120	1.5
Total costs and expenses	2,756,611	2,974,461	7.9
Other operating income	132,108	15,125	N/M
Income from operations	485,980	224,952	(53.7)
Other income and expense:
Equity in earnings of unconsolidated subsidiaries	21,728	11,564	(46.8)
Interest income	4,749	—	N/M
Interest expense	(68,290)	(76,566)	12.1
Income before income taxes	444,167	159,950	(64.0)
Income tax expense	110,745	37,762	(65.9)
Net income	333,422	122,188	(63.4)
Less: Net income attributable to non-controlling interests	57,982	17,864	(69.2)
Net income attributable to Select Medical	$275,440	$104,324	(62.1)%
Basic and diluted earnings per common share:(1)	$2.04	$0.79

(1)	Refer to table III for calculation of earnings per common share.

N/M	Not meaningful.

III. Earnings per Share

For the Three and Six Months Ended June 30, 2021 and 2022

(In thousands, except per share amounts, unaudited)

Select Medical’s capital structure includes common stock and unvested restricted stock awards. To compute earnings per share (“EPS”), Select Medical applies the two-class method because its unvested restricted stock awards are participating securities which are entitled to participate equally with its common stock in undistributed earnings.

The following table sets forth the net income attributable to Select Medical, its common shares outstanding, and its participating securities outstanding for the three and six months ended June 30, 2021 and 2022:

	Basic and Diluted EPS
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2022	2021	2022
Net income	$196,208	$66,262	$333,422	$122,188
Less: net income attributable to non-controlling interests	31,314	11,055	57,982	17,864
Net income attributable to Select Medical	164,894	55,207	275,440	104,324
Less: net income attributable to participating securities	5,560	1,920	9,250	3,558
Net income attributable to common shares	$159,334	$53,287	$266,190	$100,766

The following tables set forth the computation of EPS under the two-class method for the three and six months ended June 30, 2021 and 2022:

	Three Months Ended June 30,
	2021			2022
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$159,334	130,396	$1.22	$53,287	124,897	$0.43
Participating securities	5,560	4,550	$1.22	1,920	4,500	$0.43
Total	$164,894			$55,207

	Six Months Ended June 30,
	2021			2022
	Net Income Allocation	Shares(1)	Basic and Diluted EPS	Net Income Allocation	Shares(1)	Basic and Diluted EPS
Common shares	$266,190	130,362	$2.04	$100,766	126,942	$0.79
Participating securities	9,250	4,530	$2.04	3,558	4,482	$0.79
Total	$275,440			$104,324

(1)       Represents the weighted average share count outstanding during the period.

IV. Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2021	June 30, 2022
Assets
Current Assets:
Cash and cash equivalents	$74,310	$94,669
Accounts receivable	889,303	921,623
Other current assets	175,826	204,756
Total Current Assets	1,139,439	1,221,048
Operating lease right-of-use assets	1,078,754	1,136,678
Property and equipment, net	961,467	955,752
Goodwill	3,448,912	3,476,213
Identifiable intangible assets, net	374,879	366,222
Other assets	356,720	395,745
Total Assets	$7,360,171	$7,551,658
Liabilities and Equity
Current Liabilities:
Payables and accruals	$942,288	$956,756
Government advances	83,790	6,471
Unearned government assistance	93	586
Current operating lease liabilities	229,334	233,917
Current portion of long-term debt and notes payable	17,572	44,009
Total Current Liabilities	1,273,077	1,241,739
Non-current operating lease liabilities	916,540	974,657
Long-term debt, net of current portion	3,556,385	3,723,734
Non-current deferred tax liability	142,792	157,892
Other non-current liabilities	106,442	107,738
Total Liabilities	5,995,236	6,205,760
Redeemable non-controlling interests	39,033	42,197
Total equity	1,325,902	1,303,701
Total Liabilities and Equity	$7,360,171	$7,551,658

V. Condensed Consolidated Statements of Cash Flows

For the Three Months Ended June 30, 2021 and 2022

(In thousands, unaudited)

	2021	2022
Operating activities
Net income	$196,208	$66,262
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	7,751	3,654
Depreciation and amortization	50,954	51,081
Provision for expected credit losses	145	17
Equity in earnings of unconsolidated subsidiaries	(11,809)	(6,167)
Loss (gain) on sale or disposal of assets	422	(1,453)
Stock compensation expense	7,099	8,946
Amortization of debt discount, premium and issuance costs	552	565
Deferred income taxes	(7,426)	(2,385)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	28,391	19,794
Other current assets	(8,431)	(309)
Other assets	(12,945)	(1,411)
Accounts payable and accrued expenses	45,288	40,369
Government advances	(73,703)	(14,391)
Unearned government assistance	(97,716)	392
Income taxes	(1,642)	6,717
Net cash provided by operating activities	123,138	171,681
Investing activities
Business combinations, net of cash acquired	(3,767)	(14,055)
Purchases of property and equipment	(36,723)	(46,332)
Investment in businesses	(4,614)	(3,653)
Proceeds from sale of assets	9,444	5,277
Net cash used in investing activities	(35,660)	(58,763)
Financing activities
Borrowings on revolving facilities	—	285,000
Payments on revolving facilities	—	(275,000)
Borrowings of other debt	—	1,700
Principal payments on other debt	(5,972)	(7,686)
Dividends paid to common stockholders	(16,876)	(16,108)
Repurchase of common stock	(1,610)	(126,947)
Decrease in overdrafts	—	(3,447)
Proceeds from issuance of non-controlling interests	5,688	1,726
Distributions to and purchases of non-controlling interests	(15,489)	(8,368)
Net cash used in financing activities	(34,259)	(149,130)
Net increase (decrease) in cash and cash equivalents	53,219	(36,212)
Cash and cash equivalents at beginning of period	750,274	130,881
Cash and cash equivalents at end of period	$803,493	$94,669
Supplemental information
Cash paid for interest	$14,485	$20,700
Cash paid for taxes	74,751	15,500

VI. Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2021 and 2022

(In thousands, unaudited)

	2021	2022
Operating activities
Net income	$333,422	$122,188
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	19,384	11,140
Depreciation and amortization	100,574	102,120
Provision for expected credit losses	212	111
Equity in earnings of unconsolidated subsidiaries	(21,728)	(11,564)
Loss (gain) on sale or disposal of assets	494	(1,476)
Stock compensation expense	13,808	17,769
Amortization of debt discount, premium and issuance costs	1,095	1,123
Deferred income taxes	(8,323)	(1,965)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(31,751)	(32,431)
Other current assets	(12,856)	(2,128)
Other assets	(11,984)	1,275
Accounts payable and accrued expenses	89,915	25,367
Government advances	(73,703)	(77,319)
Unearned government assistance	(78,509)	493
Income taxes	42,976	23,315
Net cash provided by operating activities	363,026	178,018
Investing activities
Business combinations, net of cash acquired	(10,081)	(19,241)
Purchases of property and equipment	(76,442)	(93,177)
Investment in businesses	(11,185)	(6,990)
Proceeds from sale of assets	9,463	5,314
Net cash used in investing activities	(88,245)	(114,094)
Financing activities
Borrowings on revolving facilities	—	565,000
Payments on revolving facilities	—	(375,000)
Borrowings of other debt	8,915	17,494
Principal payments on other debt	(15,314)	(16,874)
Dividends paid to common stockholders	(16,876)	(32,799)
Repurchase of common stock	(1,610)	(178,623)
Decrease in overdrafts	—	(11,055)
Proceeds from issuance of non-controlling interests	5,688	6,955
Distributions to and purchases of non-controlling interests	(29,152)	(18,663)
Net cash used in financing activities	(48,349)	(43,565)
Net increase in cash and cash equivalents	226,432	20,359
Cash and cash equivalents at beginning of period	577,061	74,310
Cash and cash equivalents at end of period	$803,493	$94,669
Supplemental information
Cash paid for interest	$66,955	$74,217
Cash paid for taxes	76,094	16,423

VII. Key Statistics

For the Three Months Ended June 30, 2019, 2021, and 2022

(unaudited)

	2019	2021	2022	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	100	99	105
Revenue (,000)	$461,143	$544,059	$545,908	0.3%
Number of patient days(b)(c)	262,860	272,981	273,133	0.1%
Number of admissions(b)(d)	9,172	9,026	8,806	(2.4)%
Revenue per patient day(b)(e)	$1,739	$1,986	$1,987	0.1%
Occupancy rate(b)(f)	69%	69%	67%	(2.9)%
Adjusted EBITDA (,000)	$64,138	$72,904	$20,019	(72.5)%
Adjusted EBITDA margin	13.9%	13.4%	3.7%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	28	30	31
Revenue (,000)	$160,374	$212,666	$228,887	7.6%
Number of patient days(b)(c)	86,525	104,948	108,812	3.7%
Number of admissions(b)(d)	6,017	7,360	7,450	1.2%
Revenue per patient day(b)(e)	$1,635	$1,849	$1,928	4.3%
Occupancy rate(b)(f)	75%	85%	86%	1.2%
Adjusted EBITDA (,000)	$29,968	$50,768	$49,845	(1.8)%
Adjusted EBITDA margin	18.7%	23.9%	21.8%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,695	1,833	1,920
Working days(g)	64	64	64
Revenue (,000)	$261,891	$280,409	$287,258	2.4%
Number of visits(b)(h)	2,203,505	2,404,861	2,450,912	1.9%
Revenue per visit(b)(i)	$102	$102	$103	1.0%
Adjusted EBITDA (,000)	$42,584	$45,633	$33,601	(26.4)%
Adjusted EBITDA margin	16.3%	16.3%	11.7%
Concentra
Number of centers operated – end of period(b)	526	518	518
Working days(g)	64	64	64
Revenue (,000)	$413,451	$456,372	$441,357	(3.3)%
Number of visits(b)(h)	3,103,089	3,030,078	3,214,512	6.1%
Revenue per visit(b)(i)	$121	$125	$127	1.6%
Adjusted EBITDA (,000)	$76,087	$137,060	$92,607	(32.4)%
Adjusted EBITDA margin	18.4%	30.0%	21.0%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

VIII. Key Statistics

For the Six Months Ended June 30, 2019, 2021, and 2022

(unaudited)

	2019	2021	2022	% Change
Critical Illness Recovery Hospital
Number of hospitals operated – end of period(a)	100	99	105
Revenue (,000)	$918,677	$1,138,931	$1,147,663	0.8%
Number of patient days(b)(c)	520,989	566,099	562,350	(0.7)%
Number of admissions(b)(d)	18,628	18,885	18,263	(3.3)%
Revenue per patient day(b)(e)	$1,749	$2,006	$2,032	1.3%
Occupancy rate(b)(f)	70%	72%	69%	(4.2)%
Adjusted EBITDA (,000)	$137,136	$186,176	$55,986	(69.9)%
Adjusted EBITDA margin	14.9%	16.3%	4.9%
Rehabilitation Hospital
Number of hospitals operated – end of period(a)	28	30	31
Revenue (,000)	$314,932	$420,470	$449,521	6.9%
Number of patient days(b)(c)	169,341	207,387	212,614	2.5%
Number of admissions(b)(d)	11,853	14,491	14,632	1.0%
Revenue per patient day(b)(e)	$1,634	$1,851	$1,935	4.5%
Occupancy rate(b)(f)	76%	84%	85%	1.2%
Adjusted EBITDA (,000)	$55,765	$101,302	$92,224	(9.0)%
Adjusted EBITDA margin	17.7%	24.1%	20.5%
Outpatient Rehabilitation
Number of clinics operated – end of period(a)	1,695	1,833	1,920
Working days(g)	127	127	128
Revenue (,000)	$508,796	$532,370	$559,198	5.0%
Number of visits(b)(h)	4,257,988	4,505,015	4,760,998	5.7%
Revenue per visit(b)(i)	$103	$103	$103	0.0%
Adjusted EBITDA (,000)	$71,575	$71,962	$60,197	(16.3)%
Adjusted EBITDA margin	14.1%	13.5%	10.8%
Concentra
Number of centers operated – end of period(b)	526	518	518
Working days(g)	127	127	128
Revenue (,000)	$809,772	$879,212	$864,780	(1.6)%
Number of visits(b)(h)	6,014,696	5,825,652	6,331,410	8.7%
Revenue per visit(b)(i)	$122	$125	$126	0.8%
Adjusted EBITDA (,000)	$142,345	$219,075	$182,076	(16.9)%
Adjusted EBITDA margin	17.6%	24.9%	21.1%

(a)	Includes managed locations.

(b)	Excludes managed locations. For purposes of the Concentra segment, onsite clinics and community-based outpatient clinics are excluded.

(c)	Each patient day represents one patient occupying one bed for one day during the periods presented.

(d)	Represents the number of patients admitted to Select Medical’s hospitals during the periods presented.

(e)	Represents the average amount of revenue recognized for each patient day. Revenue per patient day is calculated by dividing patient service revenues, excluding revenues from certain other ancillary and outpatient services provided at Select Medical’s hospitals, by the total number of patient days.

(f)	Represents the portion of our hospitals being utilized for patient care during the periods presented. Occupancy rate is calculated using the number of patient days, as presented above, divided by the total number of bed days available during the period. Bed days available is derived by adding the daily number of available licensed beds for each of the periods presented.

(g)	Represents the number of days in which normal business operations were conducted during the periods presented.

(h)	Represents the number of visits in which patients were treated at Select Medical’s outpatient rehabilitation clinics and Concentra centers during the periods presented.

(i)	Represents the average amount of revenue recognized for each patient visit. Revenue per visit is calculated by dividing patient service revenue, excluding revenues from certain other ancillary services, by the total number of visits. For purposes of this computation for the Concentra segment, patient service revenue does not include onsite clinics.

IX. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2019, 2021 and 2022

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of Select Medical’s segments. Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying definitions, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, gain (loss) on sale of businesses, and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2021	2022	2019	2021	2022
Net income	$59,986	$196,208	$66,262	$113,330	$333,422	$122,188
Income tax expense	20,826	65,681	19,820	39,293	110,745	37,762
Interest expense	51,464	33,888	41,052	102,275	68,290	76,566
Interest income	—	—	—	—	(4,749)	—
Gain on sale of businesses	—	—	—	(6,532)	—	—
Equity in earnings of unconsolidated subsidiaries	(7,394)	(11,809)	(6,167)	(11,760)	(21,728)	(11,564)
Income from operations	124,882	283,968	120,967	236,606	485,980	224,952
Stock compensation expense:
Included in general and administrative	4,796	5,620	7,046	9,544	11,080	13,995
Included in cost of services	1,562	1,479	1,900	3,069	2,728	3,774
Depreciation and amortization	54,993	50,954	51,081	107,131	100,574	102,120
Adjusted EBITDA	$186,233	$342,021	$180,994	$356,350	$600,362	$344,841

Critical illness recovery hospital(a)	$64,138	$72,904	$20,019	$137,136	$186,176	$55,986
Rehabilitation hospital	29,968	50,768	49,845	55,765	101,302	92,224
Outpatient rehabilitation	42,584	45,633	33,601	71,575	71,962	60,197
Concentra(b)	76,087	137,060	92,607	142,345	219,075	182,076
Other(c)(d)	(26,544)	35,656	(15,078)	(50,471)	21,847	(45,642)
Adjusted EBITDA	$186,233	$342,021	$180,994	$356,350	$600,362	$344,841

(a)	For the six months ended June 30, 2021, Adjusted EBITDA included other operating income of $17.9 million. The other operating income is related to the outcome of litigation with the Centers for Medicare & Medicaid Services.

(b)	For both the three and six months ended June 30, 2021, Adjusted EBITDA included other operating income of $32.3 million. The other operating income is related to the recognition of payments received under the Provider Relief Fund.

(c)	For both the three and six months ended June 30, 2022, Adjusted EBITDA included other operating income of $15.1 million related to the recognition of payments received under the Provider Relief Fund. For the three and six months ended June 30, 2021, Adjusted EBITDA included other operating income of $65.8 million and $81.9 million, respectively. The other operating income is related to the recognition of payments received under the Provider Relief Fund.

(d)	Other primarily includes general and administrative costs and other operating income, as discussed further above.